UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 10, 2014

Nuverra Environmental Solutions, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33816	26-0287117
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

14624 N. Scottsdale Road, Suite #300, Scottsdale, Arizona	85254
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (602) 903-7802

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On March 10, 2014, Nuverra Environmental Solutions, Inc., a Delaware corporation (the “Company”), and VeroLube USA, Inc., a Texas corporation (the “Buyer”), entered into a Stock Purchase Agreement (the “Agreement”) pursuant to which the Buyer will acquire (the “Acquisition”) all of the issued and outstanding shares of Thermo Fluids, Inc., a Delaware corporation (“TFI”) and a wholly-owned subsidiary of the Company.

Under the terms of the Agreement, the Buyer would pay an aggregate amount of consideration worth approximately $175 million (the “Purchase Price”), consisting of a combination of $165 million in cash and $10 million in equity in Buyer’s parent, VeroLube Inc, a corporation organized under the Canada Business Corporations Act (the “Buyer Parent”), based on the price at which equity of the Buyer Parent is sold in a private placement being conducted by Parent to raise capital for the transactions contemplated by the Agreement. The Purchase Price is subject to adjustment based on the working capital and cash position of TFI at the closing of the Acquisition.

The Agreement contains customary representations and warranties by the Company, covenants by the Company regarding the operation of the TFI business between the date of signing of the Agreement and the closing date of the Acquisition, and indemnification provisions whereby the Company will indemnify the Buyer and affiliated parties for breaches of representations and warranties, breaches of covenants and certain other matters. The representations and warranties set forth in the Agreement generally survive for eighteen (18) months following the closing of the Acquisition, with longer survival periods with respect to certain fundamental representations and warranties. The Company’s indemnification obligations are subject to a deductible of $1 million with an indemnity cap of $17.5 million. However, the deductible and cap on indemnification do not apply with respect to breaches of the fundamental representations and warranties described above, breaches of covenants and certain other matters, including certain provisions contained in the Agreement with respect to the post-closing collection of accounts receivable.

The Buyer and the Company have agreed that $17.5 million of the cash portion of the Purchase Price will be placed in escrow at the closing of the Acquisition as security for the Company’s indemnification and other potential obligations under the Agreement. Any amounts remaining in escrow will be released to the Company, with one-half of the balance released nine (9) months following the closing date and the remainder released eighteen (18) months following the closing date, net of any pending indemnification or other claims under the Agreement.

Consummation of the Acquisition is subject to customary closing conditions, as well as the Buyer’s satisfaction with the results of confirmatory due diligence with respect to certain legal and environmental matters. In addition, the Buyer’s obligations are subject to a financing contingency that provides the Buyer until June 10, 2014 to arrange committed financing to complete the transactions contemplated by the Agreement, subject to extension by up to fifteen (15) calendar days, with a final termination date of June 25, 2014; provided, that if the Buyer fails to satisfy the financing contingency and the Company is not in breach of the Agreement at that time, the Buyer will be obligated to pay the Company a termination fee of $500,000.

The foregoing description of the Agreement is qualified in its entirety by reference to the full text of the Agreement, which is attached to this Current Report on Form 8-K as Exhibit 2.1 and incorporated herein by reference in its entirety. The Agreement has been attached to provide investors with information regarding its terms. It is not intended to provide any other factual information about the Company, TFI, the Buyer or the Buyer Parent. In particular, the assertions embodied in the representations and warranties contained in the Agreement are qualified by information in certain confidential Disclosure Schedules provided by the Company to the Buyer in connection with the signing of the Agreement. These confidential Disclosure Schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Agreement. Moreover, certain representations and warranties in the Agreement were used for the purpose of allocating risk between the Buyer and the Company rather than establishing matters as facts. Accordingly, investors should not rely on the representations and warranties in the Agreement as characterizations of the actual state of facts about the Company, TFI, the Buyer, the Buyer Parent or any other person or entity.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description

2.1	Stock Purchase Agreement dated as of March 10, 2014 between Nuverra Environmental Solutions, Inc. and VeroLube USA, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NUVERRA ENVIRONMENTAL SOLUTIONS, INC.

Date: March 14, 2014	By:	/s/ Jay C. Parkinson
	Name:	Jay C. Parkinson
	Title:	Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

2.1	Stock Purchase Agreement dated as of March 10, 2014 between Nuverra Environmental Solutions, Inc. and VeroLube USA, Inc.